Exhibit 99.1

Zynex Announces 2017 Third Quarter Earnings

* Revenue grew 88% year over year to $6.8 million

* Net income of $2.2 million increased 314% year over year; EPS $0.07

* Adjusted EBITDA of $3.1 million increased 319% year over year

* Fifth consecutive quarter of net income, 80% gross margin and 43% operating margin

* Year to date cash flows from operations increased 300% to $4.7 million

LONE TREE, CO – November 13, 2017 – Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its third quarter ended September 30, 2017.

President and CEO Commentary:

Thomas Sandgaard, CEO commented: “I am very excited to report strong net income of $2.2 million in the third quarter which continues our trend of bottom line improvement. Our revenue grew to $6.8 million, an increase of 35% compared to the second quarter and 88% above the third quarter of last year. Our gross profit margin remained 80% versus 76% in Q3-2016. Our focus on processing orders more effectively to improve collections and cost controls to keep fixed expenses low is paying off in terms of positive cash flow and profitability.

We currently estimate our fourth quarter revenue to range between $7.0 and $7.5 million with Adjusted EBITDA between $3.0 and $3.5 million. Based on our fourth quarter estimate, our full year 2017 revenue is projected to range from $22.3 to $22.8 million compared to $13.3 million in 2016 and our Adjusted EBITDA for 2017 is projected to be range from $8.6 to $9.1 million compared to $1.3 million in 2016.

Our flagship product, the NexWave, is an important technology for physicians to prescribe in today’s opioid crisis, allowing patients with debilitating pain access to prescription strength pain relief without side effects. In many cases, our NexWave device should be prescribed as a first-line-of-defense before prescribing medications such as opioids. I am dedicated to promote our technology in order to minimize addiction and other side effects from prescription opioids.”

Third Quarter Financial Results Summary:

The Company reported net revenue of $6.8 million, an 88% increase over Q3-2016 and a 35% increase compared to Q2-2017. For the nine months ended September 30, 2017, total revenue increased 47% to $15.3 million from $10.4 million for the nine months ended September 30, 2016.

Cost of revenue increased to $1.3 million from $0.9, million which generated increased gross margins of 80% compared to 76% last year. Gross margins for the nine months ended September 30, 2017 increased to 78% from 73% in 2016.

Net income grew 314% to $2.2 million in the third quarter of 2017, compared to $0.5 million last year. For the nine months ended September 30, 2017, net income grew 3003% to $4.1 million from a loss of $0.1 million in 2016.

Adjusted EBITDA grew 319% to $3.1 million in the third quarter of 2017 compared to $0.7 million last year. For the nine months ended September 30, 2017, Adjusted EBITDA grew 854% to $5.6 million from $0.6 million in 2016.

The Company generated $4.7 million of cash from operations during the first nine months of 2017. As of September 30, 2017, the Company has working capital of $1.2 million compared to a deficit of $4.3 million at December 31, 2016.

Webcast Details: Monday, November 13, 2017 at 9:00 a.m. MT – 11:00 a.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/23437

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital or augment our liquidity in order to continue our business, the success of our international expansion efforts, our ability to engage additional sales representatives and their success, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation, our ability to up-list to a larger exchange and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016 as well as Forms 10-Q, 8-K and 8-K/A, press releases and the Company's website.

Contact: Zynex, Inc. (303) 703-4906

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)
	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash	$2,574	$247
Accounts receivable, net	2,409	3,028
Inventory, net	358	107
Prepaid expenses	211	40
Total current assets	5,552	3,422

Property and equipment, net	338	580
Deposits	86	55
Amortizable intangible assets, net	8	34
Total assets	$5,984	$4,091

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$-	$2,771
Current portion of unsecured subordinated promissory notes	393	-
Current portion of capital leases	118	118
Accounts payable and accrued expenses	2,092	3,190
Deferred revenue	-	54
Accrued payroll and related taxes	905	732
Deferred insurance reimbursement	880	880
Total current liabilities	4,388	7,745
Long-term liabilities:
Capital leases, less current portion	34	136
Warranty liability	12	12
Total liabilities	4,434	7,893

Stockholders' equity:
Preferred stock
Common stock	33	31
Additional paid-in capital	7,324	6,032
Accumulated deficit	(5,718)	(9,776)
Total Zynex, Inc. stockholders' equity (deficit)	1,639	(3,713)
Non-controlling interest	(89)	(89)
Total stockholders' equity (deficit)	1,550	(3,802)
Total liabilities and stockholders' equity	$5,984	$4,091

ZYNEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
NET REVENUE
Product devices	$2,316	$2,153	$6,642	$6,835
Product supplies	4,504	1,474	8,656	3,555
Total revenue	6,820	3,627	15,298	10,390

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - rental, product & supply	1,347	880	3,289	2,803
Selling, general and administrative expense	2,538	2,125	6,656	7,465
Total costs of revenue and operating expenses	3,885	3,005	9,945	10,268

Income from operations	2,935	622	5,353	122

Other expense
Interest expense	(691)	(90)	(1,206)	(262)
Other expense	(691)	(90)	(1,206)	(262)

Income (loss) from operations before income taxes	2,244	532	4,147	(140)
Income tax expense	44	-	89	-
Net Income (loss)	2,200	532	4,058	(140)
Plus: Net loss - noncontrolling interest	-	-	-	-
Net income (loss) - attributable to Zynex, Inc.	$2,200	$532	$4,058	$(140)

Net income (loss) per share attributable to Zynex, Inc.:
Basic	$0.07	$0.02	$0.13	$(0.00)

Diluted	$0.07	$0.02	$0.12	$(0.00)

Weighted average basic shares outstanding	32,327	31,271	31,931	31,271
Weighted average diluted shares outstanding	33,545	31,441	32,790	31,271

ZYNEX, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Adjusted EBITDA:
Net income (loss)	$2,200	$532	$4,058	$(140)
Depreciation and Amortization	111	96	249	300
Stock-based compensation expense	9	13	46	171
Interest expense	691	90	1,206	262
Income tax expense	44	-	89	-
Adjusted EBITDA	$3,055	$731	$5,648	$593
	45%	20%	37%	6%